Exhibit 99.1

Explanation of Responses:

(1)
This Form 4 is filed on behalf of Averill Master Fund, Ltd., a Cayman Islands exempted company (“Averill Master Fund”), Averill Madison Master Fund, Ltd., a Cayman Islands exempted company (“Averill Madison Master Fund” and, together with the Averill Master Fund, the “Funds”), Suvretta Capital Management, LLC, a Delaware limited liability company (“Suvretta Capital”), and Aaron Cowen (“Mr. Cowen”) (collectively, the “Reporting Persons”).  Suvretta Capital is the investment manager of the Funds.  Mr. Cowen may be deemed to control Suvretta Capital and therefore may be deemed to beneficially own shares of Common Stock (as defined below) held by the Funds.  Mr. Cowen disclaims beneficial ownership of the shares of Common Stock reported herein except to the extent of any indirect pecuniary interest therein.  The securities reported herein are directly held by either Averill Master Fund or Averill Madison Master Fund as noted herein. Each of the Funds may be deemed a director by deputization by virtue of Kishan Mehta, a portfolio manager of Suvretta Capital, serving on the board of directors of the Issuer.

(2)
The price reported in column 4 is a weighted average price.  These shares of common stock, par value $0.0001 per share (the “Common Stock”), of Benitec Biopharma Inc. (the “Issuer”) were purchased by Averill Master Fund in multiple open market transactions at prices ranging from $9.29 to $10.04 per share.  The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(3)
The price reported in column 4 is a weighted average price.  These shares of Common Stock were purchased by Averill Madison Master Fund in multiple open market transactions at prices ranging from $9.29 to $10.04 per share.  The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(4)
The price reported in column 4 is a weighted average price.  These shares of Common Stock were purchased by Averill Master Fund in multiple open market transactions at prices ranging from $10.19 to $10.50 per share.  The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(5)
The price reported in column 4 is a weighted average price.  These shares of Common Stock were purchased by Averill Madison Master Fund in multiple open market transactions at prices ranging from $10.19 to $10.50 per share.  The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.